Exhibit 4.1

DESCRIPTION OF THE COMPANY’S SECURITIES REGISTERED

UNDER SECTION 12 OF THE EXCHANGE ACT OF 1934

The summary of general terms and provisions of the capital stock of Plus Therapeutics, Inc. (the “Company”) set forth below does not purport to be complete and is subject to and qualified by reference to the Company’s Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) and Amended and Restated Bylaws (as amended, the “Bylaws,” and together with the Certificate of Incorporation, the “Charter Documents”), each of which is included as an exhibit to the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and incorporated by reference herein. For additional information, please read the Charter Documents and the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

Authorized Capital Stock

The Company is authorized to issue up to 105,000,000 shares, of which (i) 100,000,000 have been designated common stock, par value $0.001 per share (“Common Stock”), and (ii) 5,000,000 have been designated preferred stock, par value $0.001 per share (“Preferred Stock”).

Common Stock

Voting Rights

The holders of Common Stock possess exclusive voting rights in us, except to the extent our board of directors (the “Board”) specifies voting power with respect to any other class of securities issued in the future. Each holder of our Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, including the election of directors. Stockholders do not have any right to cumulate votes in the election of directors.

When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of the Common Stock and entitled to vote present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the Charter Documents or by law, a different vote is required in which case such express provision shall govern and control the decision of such question. Directors are elected by a plurality of the voting power of the shares present in person or represented by proxy and entitled to vote on the election of directors at a meeting at which a quorum is present, and stockholders are not entitled to cumulate their votes for the election of directors.

Dividend Rights

Subject to preferences that may be granted to the holders Preferred Stock, each holder of Common Stock is entitled to share ratably in distributions to stockholders and to receive ratably such dividends as may be declared by the Board out of funds legally available therefor.

No Preemptive or Similar Rights

Holders of Common Stock have no conversion, exchange, sinking fund, redemption or appraisal rights (other than such as may be determined by the Board in its sole discretion) and have no preemptive rights to subscribe for any of our securities.

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution or winding up, the holders of Common Stock will be entitled to receive, after payment of all of our debts and liabilities and of all sums to which holders of any Preferred Stock may be entitled, the distribution of any of our remaining assets.

Anti-Takeover Provisions in Charter Documents

Certain provisions of Charter Documents, which are summarized below, may have the effect of delaying, deferring or preventing another person from acquiring control of the Company. These provisions may discourage takeovers, coercive or otherwise, and are also designed, in part, to encourage persons seeking to acquire control of the Company to negotiate first with the Board. We believes that the benefits of increased protection of the our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire the Company because negotiation of these proposals could result in an improvement of their terms.  These provisions include the following:

Board Vacancies. Our Bylaws provide that any vacancy or vacancies in the Board shall be deemed to exist in the case of the death, resignation or removal of any director, or if the authorized number of directors be increased. Vacancies may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, unless otherwise provided in our Certificate of Incorporation, as amended. The stockholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors.

Stockholder Action; Special Meeting of Stockholders. Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the Certificate of Incorporation provides otherwise. The Certificate of Incorporation provides that stockholders may not take action by written consent but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend the Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Bylaws. The Bylaws provides that special meetings of the stockholders may be called only at the request of our president, chief executive officer or chairman of the Board or by a majority of the Board. These provisions might delay the ability of the our stockholders to force consideration of a proposal or for stockholders controlling a majority of the our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. The Bylaws specify certain requirements regarding the form and content of a stockholder’s notice and prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions might preclude stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our amended and restated of incorporation, as amended, provides otherwise. Our Charter Documents do not provide for cumulative voting.

Amendment of Charter Provisions and Bylaws. The Charter Documents provides that the Bylaws may be adopted, amended, altered or repealed by a vote of a majority of the total number of directors of the Board.

Issuance of Undesignated Preferred Stock. The authority possessed the Board to issue Preferred Stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. The Board may issue Preferred Stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of Common Stock.

Authorized but Unissued Shares. Our authorized but unissued shares of Common Stock and Preferred Stock will be available for future issuance without stockholder approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations with Interested Stockholders. We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an interested stockholder (i.e., subject to certain exceptions, a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.

Listing

The Common Stock is listed on the Nasdaq under the symbol “PSTV.”